Exhibit 99.1

For more information, contact:

David Flanery

Chief Financial Officer

502-261-4753

PAPA JOHN’S REPORTS THIRD

QUARTER EARNINGS AND REVENUES

October Comparable Sales Results Announced;

2004 Earnings Guidance Narrowed (before FIN 46)

Highlights

•                  Third quarter earnings per share of $0.46 vs. $0.19 in 2003 (2003 EPS included $0.22 of charges and a $0.02 cumulative effect adjustment, both described in more detail below)

•                  Third quarter 2004 EPS includes a $0.02 loss associated with the consolidation of BIBP Commodities, Inc. (BIBP)

•                  53 restaurant openings and 23 closures during the quarter

•                  Domestic system-wide comparable sales for the third quarter increased 1.2%

•                  Domestic system-wide comparable sales for October decreased 0.5%

•                  Projected 2004 earnings guidance of $2.20 to $2.24 per share (excluding the projected $0.71 decrease in earnings resulting from the consolidation of BIBP)

Louisville, Kentucky (November 2, 2004) – Papa John’s International, Inc. (Nasdaq: PZZA) today announced revenues of $227.8 million for the third quarter of 2004, representing an increase of 3.8% from revenues of $219.6 million for the same period in 2003. Net income for the third quarter of 2004 was $7.9 million compared to last year’s net income of $3.5 million, and diluted earnings per share was $0.46 (including a $500,000, or $0.02 per share, loss from the consolidation of BIBP Commodities, Inc. (BIBP)) for the third quarter of 2004 as compared to $0.19 (including a $413,000, or $0.02 per share, cumulative effect adjustment charge for the adoption of Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”) for the same period in 2003.

Revenues were $694.8 million for the nine months ended September 26, 2004, representing an increase of 2.4% from revenues of $678.3 million for the same period in 2003. Net income for the nine months ended September 26, 2004 was $13.8 million compared to last year’s net income of $25.3 million, and diluted earnings per share was $0.79 for the nine-month period in 2004 as compared to $1.40 (including the previously noted $413,000, or $0.02 per share, cumulative effect adjustment charge) for the same period in 2003. The year-to-date 2004 results include a pre-tax loss of $20.5 million ($12.8 million net loss), or $0.73 per share, from the consolidation of BIBP.

See the following “Operating Results” section, which provides explanations of significant changes in operating results for the comparable three and nine-month periods.

Revenues Comparison

The primary factors impacting the year-over-year increases in revenues for the three and nine-month periods ended September 26, 2004 were: (1) the consolidation of 33 franchised restaurants beginning in the second quarter of 2004 resulting from the implementation of Financial Accounting Standards Board Interpretation No. 46, Consolidation of Variable Interest Entities, An Interpretation of Accounting Research Bulletin No. 51 (FIN 46); (2) the first quarter sales of promotional items associated with our March 2004 NCAA national promotion; and (3) the favorable impact of higher commodity prices, primarily cheese, on commissary sales, although such impact was substantially offset by lower sales volumes.

Operating Results

Our pre-tax income for the third quarter of 2004 was $12.6 million compared to pre-tax income of $6.2 million for the corresponding period in 2003. The increase in pre-tax income of $6.4 million is principally due to the inclusion in the third quarter of 2003 of a charge of $4.2 million ($0.15 per share) related to the closing of 22 restaurants and impairment of an additional 25 company-owned restaurants.  The third quarter of 2003 also included a $2.1 million ($0.07 per share) increase in claims loss reserves related to the franchise insurance program.

Results by business segment for the three months ended September 26, 2004 and September 28, 2003, including isolation of the impact of VIEs, are presented in the following table:

	Three Months Ended
(In thousands)	Sept. 26, 2004	Sept. 28, 2003	Increase (Decrease)

Domestic company-owned restaurants	$(534)	$(6,469)	$5,935
Domestic commissaries	4,598	5,244	(646)
Domestic franchising	11,273	11,389	(116)
International	333	(123)	456
VIEs, primarily BIBP	(489)	—	(489)
All others	895	(1,346)	2,241
Unallocated corporate expenses	(3,661)	(2,456)	(1,205)
Elimination of intersegment profits	166	(18)	184
Income before income taxes	$12,581	$6,221	$6,360

Excluding the impact of the $4.2 million impairment and closure charge in the third quarter of 2003, the remaining $1.7 million improvement in pre-tax income for the domestic company-owned restaurant business segment primarily relates to improved unit-level margins (due to labor leverage resulting from ticket-average increases) and savings related to the 2003 closure of underperforming units.  The $646,000 decrease in pre-tax income for the domestic commissary business segment primarily relates to reduced commissary margins, principally resulting from lower commissary volumes attributable to decreased restaurant transactions.

Pre-tax income for the domestic franchising business segment was relatively flat year-over-year.  The international business segment generated a $456,000 increase in pre-tax income primarily due to increased unit openings during the third quarter of 2004.  The $2.2 million increase in pre-tax income for the “all others” business segment is primarily attributable to the previously noted $2.1 million increase in claims loss reserves related to the franchise insurance program in the third quarter of 2003. The $1.2 million increase in unallocated corporate expenses is primarily due to a $500,000 increase in compensation expense related to stock options awarded in late 2003 that vest over a 12-month period throughout 2004 and a $500,000 increase in consulting fees associated with our initiatives to identify opportunities for improving restaurant operating margins for the system.

Our pre-tax income for the first nine months of 2004 was $22.0 million compared to pre-tax income of $41.2 million for the corresponding period in 2003. The decrease in pre-tax income of $19.2 million is principally due to recording a pre-tax loss of $20.5 million ($0.73 per share) from the consolidation of BIBP in 2004.

Results by business segment for the nine months ended September 26, 2004 and September 28, 2003, including isolation of the impact of VIEs, are presented in the following table:

	Nine Months Ended
(In thousands)	Sept. 26, 2004	Sept. 28, 2003	Increase (Decrease)

Domestic company-owned restaurants	$3,581	$(5,509)	$9,090
Domestic commissaries	13,737	16,550	(2,813)
Domestic franchising	33,956	35,486	(1,530)
International	500	(119)	619
VIEs, primarily BIBP	(20,494)	—	(20,494)
All others	1,349	(1,285)	2,634
Unallocated corporate expenses	(10,662)	(3,794)	(6,868)
Elimination of intersegment profits	75	(166)	241
Income before income taxes	$22,042	$41,163	$(19,121)

Excluding the impact of the $4.7 million impairment and closure charge during the first nine months of 2003, the remaining $4.4 million year-to-date improvement in pre-tax income for the domestic company-owned restaurant business segment, and the $2.8 million decrease in the year-to-date pre-tax income for the domestic commissary business segment, are primarily attributable to the same reasons as for the previously noted third quarter differences.  Additionally, the intercompany margin on food was lower in 2004 than in 2003, thus improving the profitability for the restaurant business segment and reducing the profitability for the domestic commissary business segment by approximately $1.7 million. This reduction in profitability for the domestic commissary business segment was partially offset by the $1.3 million year-to-date impact of a reduction in allocation of corporate expenses to the commissary segment that initially occurred beginning in the third quarter of 2003.

Pre-tax income for the domestic franchising business segment decreased $1.5 million year-to-date in 2004 primarily due to additional administrative costs associated with our expanded domestic franchise sales efforts.  The $619,000 increase in pre-tax income for the international business segment primarily relates to increased year-to-date unit openings in 2004.  The $2.6 million increase in pre-tax income for the “all others” business segment is primarily attributable to a decrease in claims loss reserves related to the franchise insurance program recorded in 2004 as compared to 2003.  During the first nine months of 2004, the company recorded an increase in claims loss reserves of $1.5 million compared to $4.5 million for the same period in 2003. The $6.9 million increase in unallocated corporate expenses is attributable to the same reasons as for the previously noted third quarter differences ($1.5 million year-to-date stock option compensation expense and $900,000 year-to-date consulting fees) and the previously noted reduction in allocation of corporate expenses to the domestic commissary business segment. Additionally, the unallocated provision for uncollectible accounts receivable increased approximately $600,000 for the year-to-date period in 2004.

See “Supplemental Information” for additional information concerning the operating results for the three and nine-month periods ended September 26, 2004.

Comparable Sales and Unit Count

As previously announced, domestic system-wide comparable sales for the third quarter increased 1.2% (composed of a 1.1% increase at company-owned restaurants and a 1.2% increase at franchise restaurants). For the nine months ended September 26, 2004, system-wide domestic comparable sales were substantially flat (composed of a 0.9% increase at company-owned restaurants offset by a 0.5% decrease at franchise restaurants).

The company today announced that October domestic system-wide comparable sales decreased approximately 0.5% (composed of a 1.0% decrease at company-owned restaurants and a 0.3% decrease at franchised restaurants). Increased year-over-year ticket averages continue to reflect the system-wide efforts to reduce the level of discounting or, in some cases, increase menu prices. Both the current and prior year comparable periods included promotions that were supported by national television. Total October international system-wide sales increased 8.3% on a constant U.S. dollar basis.

During the third quarter, a total of 53 Papa John’s restaurants were opened (one company-owned and 52 franchised Papa John’s), and 23 restaurants closed (20 franchised Papa John’s restaurants and three franchised Perfect Pizza restaurants). At September 26, 2004, there were 2,804 Papa John’s restaurants (567 company-owned and 2,237 franchised) operating in 49 states and 18 international markets. The company is also the franchisor of 121 Perfect Pizza restaurants in the United Kingdom.

Share Repurchase Activity

The company repurchased 250,000 shares of common stock at an average price of $29.16 per share during the third quarter of 2004, and 1.8 million shares of common stock at an average price of $31.72 during the first nine months of 2004. The company’s board of directors has authorized the repurchase of up to an aggregate $425 million of common stock through December 26, 2004. Through September 26, 2004, $409.7 million had been repurchased (representing 15.4 million shares at an average price of $26.61 per share) since the program began in 1999. Approximately 16.7 million actual shares were outstanding as of September 26, 2004.  No shares have been repurchased subsequent to September 26, 2004 to date.

The company’s 2003 and 2004 share repurchase activity increased earnings per share by approximately $0.02 for the third quarter (no impact on a year-to-date basis due to the second quarter net loss and the timing of share repurchases).

Earnings Guidance for 2004

The company’s third-quarter results were in line with management’s expectations.  However, as noted in our second-quarter earnings release, given the expected impact of unfavorable domestic unit count on franchise royalties and commissary operating results, the company deems it more likely that earnings will be at the low end of the range. Accordingly, the company is narrowing its earnings per share guidance for the year from the previous range of $2.20 to $2.28 to a range of $2.20 to $2.24, prior to the consolidation of BIBP.  Planned new product introductions, the benefit of cost savings initiatives undertaken during the year and an increased frequency of national advertising are expected to produce improved fourth-quarter financial results. Projected fourth quarter earnings per share of $0.68 to $0.72, prior to the consolidation of BIBP, are assumed in the updated full year guidance.

Based on actual results to date and current CME milk futures market prices for the remainder of the year, the consolidation of BIBP is expected to reduce full-year 2004 pre-tax income approximately $19.5 million (including the $20.5 million impact in the first nine months of 2004) or $0.71 per share. Accordingly, 2004 earnings guidance including the expected impact from the consolidation of BIBP is projected to be in the $1.49 to $1.53 per share range. The inherent volatility in the cheese spot market and milk futures market can lead to similar volatility in projecting the impact of the consolidation of BIBP on the company’s financial results. Accordingly, we will continue to update these projections on a quarterly basis.

Insurance Coverage to Franchisees

Effective October 1, 2004, a third-party commercial insurance company began providing fully-insured coverage to franchisees participating in the franchise insurance program. Accordingly, this new agreement eliminates the company’s risk of loss for franchise insurance coverage written after September 2004.  The company’s operating income will continue to be subject to potential adjustments for changes in estimated insurance reserves for policies written from October 2000 to September 2004. Such adjustments, if any, will be determined in part based upon semi-annual actuarial valuations, the next of which will be obtained in the fourth quarter of 2004.

Forward-Looking Statements

Except for historical information, this announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect management’s expectations based upon currently available information and data; however, actual results are subject to future events and uncertainties, which could cause actual results to materially differ from those projected in these statements.  Certain factors that can cause actual results to materially differ include: the uncertainties associated with litigation; increases in projected claims losses for the

Company’s self-insured coverage or within the captive franchise insurance program; increased advertising, promotions and discounting by competitors which may adversely affect sales; new product and concept developments by food industry competitors; the ability of the company and its franchisees to open new restaurants and operate new and existing restaurants profitably; increases in food, labor, utilities, employee benefits and similar costs; and economic, political and public health conditions in the countries in which the company or its franchisees operate.  These factors might be especially harmful to the financial viability of franchisees in under-penetrated or emerging markets, leading to greater unit closings than anticipated.  Further information regarding factors that could affect the company’s financial and other results is included in the company’s Forms 10Q and 10K, filed with the Securities and Exchange Commission.

Summary Financial Data

Papa John’s International, Inc.

	Three Months Ended		Nine Months Ended
(In thousands, except per share amounts)	Sept. 26, 2004	Sept. 28, 2003	Sept. 26, 2004	Sept. 28, 2003
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenues	$227,825	$219,589	$694,771	$678,340

Income before income taxes and cumulative effect of a change in accounting principle	$12,581	$6,221	$22,042	$41,163

Net income	$7,863	$3,475	$13,776	$25,314

Diluted earnings per share	$0.46	$0.19	$0.79	$1.40

Diluted weighted-average shares outstanding	16,917	18,035	17,537	18,019

EBITDA (A)	$21,630	$15,430	$48,481	$69,240

The following is a summary of our income before income taxes and the cumulative effect of a change in accounting principle by reporting unit:

Domestic company-owned restaurants	$(534)	$(6,469)	$3,581	$(5,509)
Domestic commissaries (B)	4,598	5,244	13,737	16,550
Domestic franchising	11,273	11,389	33,956	35,486
International	333	(123)	500	(119)
VIEs, primarily BIBP	(489)	—	(20,494)	—
All others	895	(1,346)	1,349	(1,285)
Unallocated corporate expenses (C)	(3,661)	(2,456)	(10,662)	(3,794)
Elimination of intersegment profits	166	(18)	75	(166)
Income before income taxes	$12,581	$6,221	$22,042	$41,163

The following is a reconciliation of EBITDA to net income:

EBITDA (A)	$21,630	$15,430	$48,481	$69,240
Income tax expense	(4,718)	(2,333)	(8,266)	(15,436)
Interest expense	(1,479)	(1,585)	(3,775)	(5,152)
Investment income	204	117	488	533
Depreciation and amortization	(7,774)	(7,741)	(23,152)	(23,458)
Cumulative effect of accounting change, net of tax	—	(413)	—	(413)
Net income	$7,863	$3,475	$13,776	$25,314

(A)                              EBITDA represents operating performance before depreciation, amortization, net interest and income taxes.  While EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with accounting principles generally accepted in the United States, it is included herein to provide additional information with respect to the ability of the company to meet its future debt service, capital expenditure and working capital requirements.  EBITDA is not necessarily a measure of the company’s ability to fund its cash needs.

(B)                                The 2004 results for the domestic commissaries segment are favorably impacted by a reduction in the corporate expense allocations of $1.3 million for the nine months ended September 26, 2004, as compared to the same period in 2003 (no impact for the third quarter).

(C)                                The increase in 2004 unallocated corporate expenses from 2003 is primarily due to: (1) increases of $500,000 and $1.5 million, respectively, for the three and nine months ended September 26, 2004, attributable to stock options awarded in 2003; (2) the previously noted reduction in the corporate allocations to domestic commissaries approximating $1.3 million for the nine months ended September 26, 2004 (no impact for the third quarter); (3) $500,000 and $900,000 of consulting expenses for the three and nine months, respectively, associated with initiatives to improve franchise and company operating margins; (4) the increase in the provision for uncollectible accounts receivable of $600,000 for the nine months ended September 26, 2004 (no impact for the third quarter); and (5) a reduction in the 2003 unallocated corporate expenses due to the recognition of $2.0 million of income from the settlement of a litigation matter in the second quarter of 2003.

Supplemental Information

Third-Quarter Operating Results

Variable Interest Entities

As disclosed in previous releases, as required by FIN 46, the company’s 2004 operating results include BIBP’s operating results. The consolidation of BIBP had a significant impact on the first nine months of operating results and is expected to have a significant ongoing impact on the company’s future operating results and income statement presentation as described below.

Consolidation accounting requires the net impact from the consolidation of BIBP to be reflected primarily in two separate components of the company’s statement of income. The first component is the portion of BIBP operating income or loss attributable to the amount of cheese purchased by company-owned restaurants during the period. This portion of BIBP operating income (loss) is reflected as a reduction (increase) in the “Domestic company-owned restaurant expenses - cost of sales” line item. This approach effectively reports cost of sales for company-owned restaurants as if the purchasing arrangement with BIBP did not exist and such restaurants were purchasing cheese at the spot market prices (i.e., the impact of BIBP is eliminated in consolidation).

The second component of the net impact from the consolidation of BIBP is reflected in the caption “Loss (income) from the franchise cheese-purchasing program, net of minority interest.”  This line item represents BIBP’s income or loss from purchasing cheese at the spot market price and selling to franchised restaurants at a fixed quarterly price, net of any income or loss attributable to the minority interest BIBP shareholders. The amount of income or loss attributable to the BIBP shareholders depends on its cumulative shareholders’ equity balance and the change in such balance during the reporting period.

In addition, Papa John’s has extended loans to certain franchisees.  Under the FIN 46 rules, Papa John’s is deemed to be the primary beneficiary of four of these franchisees, even though we have no ownership interest in them. Beginning in the second quarter of 2004, FIN 46 required Papa John’s to recognize the operating income (losses) generated by these four franchise entities (representing 33 Papa John’s restaurants). For the third quarter of 2004, the consolidation of these four franchise entities had no significant net impact (less than $25,000) on Papa John’s operating results, generating revenues of $4.9 million, operating expenses of $4.4 million and other expenses (including G&A, depreciation and interest) totaling  $500,000.

Review of Operating Results

During the third quarter of 2004, domestic corporate restaurant sales were $98.1 million, compared to $98.9 million for the same period in 2003. The 0.8% decrease is primarily due to a 3.1% decrease in equivalent units as the company closed 22 underperforming restaurants in the fourth quarter of 2003, partially offset by a 1.1% increase in comparable sales for the 2004 quarter.  Domestic franchise sales for the quarter increased 2.1% to $313.5 million from $307.2 million for the same period in 2003, primarily resulting from a 1.2% increase in comparable sales for the 2004 quarter.

The third-quarter comparable sales base for domestic corporate restaurants consisted of 550 units, or 97.7% of total equivalent units, and the domestic franchise base consisted of 1,887 units or 95.4% of total equivalent units. Average weekly sales for restaurants included in the corporate comparable base were $13,450, while other corporate units averaged $11,258 for an overall average of $13,400. Average weekly sales for the restaurants included in the franchise comparable base were $12,261, while other franchise units averaged $10,691 for an overall average of $12,188.

Domestic franchise royalties were $12.1 million in the third quarter of 2004, a 1.4% increase from $11.9 million for the comparable period in 2003, primarily due to the previously mentioned increase in franchised sales. Domestic franchise and development fees were $762,000 in the quarter, including approximately $240,000 recognized upon development cancellation or franchise renewal and transfer, compared to $402,000 for the same period in 2003. There were 29 domestic franchise restaurant openings in the third quarter of 2004 compared to 13 in 2003.

The restaurant operating margin at domestic company-owned units was 15.8% in the third quarter of 2004 compared to 14.9% for the same period in 2003, consisting of the following differences:

•                  Cost of sales was flat as a percentage of sales in 2004, as compared to 2003, as increases in restaurant pricing were substantially offset by increases in commodities (principally cheese). The consolidation of BIBP had a minimal impact on restaurant cost of sales for the quarter.

•                  Salaries and benefits were 1.1% lower as a percentage of sales in 2004 due to staffing efficiencies and leverage on restaurant pricing increases.

•                  Advertising and related costs as a percentage of sales were relatively flat.

•                  Occupancy costs and other operating costs were relatively flat as a percentage of sales.

Domestic commissary sales increased 2.1% to $90.7 million for the third quarter of 2004 as the impact of higher cheese price increases was partially offset by lower volumes resulting from decreased restaurant transactions. Other sales increased to $13.1 million for the third quarter of 2004 from $11.9 million for the comparable period in

2003, primarily as a result of an increase in revenues associated with insurance-related services provided to franchisees.

Domestic commissary and other margin was 8.0% in the third quarter of 2004 compared to 7.3% for the same period in 2003. Cost of sales was 71.6% of revenues in 2004 compared to 70.0% in 2003 primarily due to higher cheese costs incurred by our commissaries (cheese has a fixed-dollar, as opposed to fixed-percentage, mark-up) and increased sales of lower margin products, such as promotional items (principally DVDs). Salaries and benefits were lower as a percentage of sales, 6.9% in 2004 as compared to 7.3% for the same period in 2003, due to staffing efficiencies and the impact of higher cheese prices on sales.  Other operating expenses decreased to 13.5% of sales in 2004 from 15.4% in 2003, primarily as a result of a $2.1 million increase in claims loss reserves in the third quarter of 2003 related to the franchise insurance program (none in the third quarter of 2004).

The loss from the franchise cheese-purchasing program, net of minority interest, was $211,000 during the third quarter of 2004.

International revenues, which include the Papa John’s United Kingdom operations, were $8.2 million compared to $7.6 million for the same period in 2003, as revenues from increased unit openings and the impact of a more favorable dollar/pound exchange rate were partially offset by a decrease in corporate restaurant revenues due to the operation of only one company-owned restaurant during the third quarter of 2004 as compared to five restaurants for the comparable period in 2003. International operating margin increased to 16.2% in 2004 from 13.2% in 2003 primarily due to the disposition of company-owned restaurants, which had a lower operating margin than our commissary operation, expense leverage on the increased franchise unit openings and improved operating margin from our commissary operation.

General and administrative expenses were $18.2 million or 8.0% of revenues in the third quarter of 2004 compared to $16.4 million or 7.5% of revenues in the same period in 2003. This $1.8 million increase was primarily attributable to: a $475,000 increase in bonuses to corporate and restaurant management who met pre-established targets for their operating units, a $500,000 increase in compensation expense related to stock options awarded in late 2003 that vest over a 12-month period throughout 2004, a $500,000 increase in consulting fees associated with our initiatives to identify opportunities for improving company and franchise restaurant operating margins and a $470,000 increase in administrative expenses associated with the consolidation of variable interest entities.

During the third quarter of 2003, we recorded a $229,000 provision for uncollectible notes receivable and $4.2 million for restaurant closure and impairment related to 22 underperforming restaurants identified for closure and 25 underperforming restaurants that were subject to impairment charges in accordance with Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or

Disposal of Long-Lived Assets”.  Our provisions for these items were insignificant for the third quarter of 2004 based on our evaluation of the franchise loan and company-owned restaurant portfolios.  The 2004 restaurant closure, impairment and disposition losses (gains) caption includes a gain of $280,000 from the previously announced sale of 49% of our interest in 71 company-owned restaurants in Texas.

Other general expenses were $266,000 in the third quarter of 2004 compared to $426,000 for the comparable period in 2003. The 2004 amount includes $22,000 of pre-opening costs with the majority of the remaining costs associated with disposition or valuation losses for other assets. The 2003 amount includes $14,000 of pre-opening costs, $27,000 of restaurant relocation costs and $350,000 related to disposition or valuation losses for other assets.

Depreciation and amortization was $7.8 million (3.4% of revenues) for the third quarter of 2004, which is essentially the same as the corresponding period in 2003.

Net interest expense was $1.3 million in the third quarter of 2004 as compared to $1.5 million in 2003, reflecting a lower average effective interest rate for our debt.  The company’s effective income tax rate was 37.5% in both 2004 and 2003.

Nine Month Operating Results

For the nine months ended September 26, 2004, domestic corporate restaurant sales were $306.5 million, compared to $308.5 million for the same period in 2003. The 0.6% decrease is primarily due to a 2.7% decrease in equivalent units for the nine months of 2004, as the company closed 22 underperforming restaurants in the fourth quarter of 2003, partially offset by a 0.9% increase in comparable sales. Domestic franchise sales for the first nine months of 2004 increased 0.6% to $966.8 million compared to $961.4 million as average unit volumes increased slightly due to new units opening at higher sales levels relative to closed units.

The comparable sales base for domestic corporate restaurants for the nine months ended September 26, 2004, consisted of 548 units, or 97.4% of total equivalent units, and the domestic franchise base consisted of 1,901 units or 95.8% of total equivalent units. Average weekly sales for restaurants included in the corporate comparable base were $14,042, while other corporate units averaged $10,837 for an overall average of $13,958. Average weekly sales for the restaurants included in the franchise comparable base were $12,573, while other franchise units averaged $10,552 for an overall average of $12,487.

Domestic franchise royalties of $37.1 million for the nine months ended September 26, 2004 increased 0.6% as compared to the corresponding period in 2003, consistent with the above-noted increase in franchise sales. Domestic franchise and development fees were $1.8 million for the nine months ended September 26, 2004, compared to $941,000 for the same period in 2003 as there were 67 domestic franchise unit openings in 2004 compared to 38 in 2003.

The restaurant operating margin at domestic company-owned units was 15.2% for the nine months ended September 26, 2004 compared to 16.8% for the same period in 2003. The decrease in the operating margin is primarily due to an increase in cost of sales of 2.2% as a result of the consolidation of BIBP, which increased cost of sales 1.8% for the first nine months of 2004.  The remaining 0.4% increase in cost of sales is due to higher cheese costs charged by BIBP, which was partially offset by lower costs for other commodities as a result of the impact of various product cost savings initiatives and the impact of restaurant pricing increases. Other year-over-year changes in the components of restaurant operating margin for the nine-month periods are substantially consistent with the third-quarter changes.

Domestic commissary sales increased 0.8% to $274.9 million for the first nine months ended September 26, 2004 over the comparable period in 2003, as the impact of higher cheese prices was substantially offset by lower volumes due to a decline in restaurant transactions. Other sales increased to $40.7 million for the nine months ended September 26, 2004 from $35.7 million for the comparable period in 2003, primarily as a result of an increase in revenues associated with insurance-related services provided to franchisees and the first-quarter promotional item sales associated with our March 2004 NCAA national promotion.

Domestic commissary and other margin was 7.7% for the nine months ended September 26, 2004 compared to 8.8% for the same period in 2003.  Cost of sales was 71.8% of revenues in 2004 compared to 69.8% in 2003 primarily due to higher cheese costs incurred by our commissaries (cheese has a fixed-dollar, as opposed to fixed-percentage, mark-up) and increased sales of lower margin products, such as promotional items (principally DVDs and the items sold in the first quarter related to the March 2004 NCAA national promotion).  Salaries and benefits were lower as a percentage of sales, 6.8% in 2004 as compared to 7.0% in 2003, due to staffing efficiencies and the impact of higher cheese prices on sales. Other operating expenses decreased to 13.7% of sales in 2004 from 14.3% in 2003, primarily as a result of a $4.5 million increase in claims loss reserves in the first nine months of 2003 related to the franchise insurance program compared to a $1.5 million increase for the first nine months of 2004.

The loss from the franchise cheese-purchasing program, net of minority interest, was $14.6 million during the first nine months of 2004.

International revenues, which include the Papa John’s United Kingdom operations, increased 1.5% to $23.8 million for the nine months ended September 26, 2004 as compared to the same period in 2003, as revenues from increased unit openings and the impact of a more favorable dollar/pound exchange rate were partially offset by a decrease in corporate restaurant revenues due to the operation of only one company-owned restaurant during the first nine months of 2004 as compared to an average of seven restaurants for the comparable period in 2003. International operating margin for the nine months ended September 26, 2004 increased to 16.8% from 14.2% in 2003 primarily due to the disposition of company-owned restaurants, which had a lower operating margin than our commissary operation, expense leverage on the increased unit openings and an improvement in commissary operating margins.

General and administrative expenses were $54.3 million or 7.8% of revenues for the nine months ended September 26, 2004 as compared to $49.5 million or 7.3% of revenues in the same period in 2003. This $4.8 million increase was primarily attributable to: a $1.4 million increase in bonuses to corporate and restaurant management who met pre-established goals for their operating units, a $1.5 million increase in compensation expense related to stock options awarded in late 2003 that vest over a 12-month period throughout 2004, a $1.0 million increase in administrative costs associated with our expanded domestic franchise sales efforts, a $900,000 increase in consulting fees associated with our initiatives to identify opportunities for improving company and franchise restaurant operations and $740,000 of administrative expenses associated with variable interest entities.

A provision for uncollectible notes receivable of $339,000 was recorded for the nine months ended September 26, 2004 as compared to $1.0 million for the same period in 2003. A provision for restaurant closure, impairment and disposition losses of $62,000  (net of the $280,000 gain on sale of 49% of the Texas market) was recorded for the nine months ended September 26, 2004 as compared to $4.7 million for the same period in 2003. These provisions were based on our evaluation of our franchise loan and company-owned restaurant portfolios.

Other general expenses (income) reflected net expense of $1.7 million for the nine months ended September 26, 2004, as compared to net income of $345,000 for the comparable period in 2003.  The 2004 amount includes $60,000 of pre-opening costs, $1.2 million of disposition and valuation related costs of other assets and a $940,000 provision for uncollectible accounts receivable, partially offset by a $550,000 gain on the sale of unused property. The 2003 amount includes $124,000 of pre-opening costs, $269,000 of restaurant relocation costs and $799,000 related to disposition or valuation losses for other assets, which was more than offset by $2.0 million of income derived from the settlement of a litigation matter during the second quarter of 2003.

Depreciation and amortization was $23.2 million (3.3% of revenues) for the nine months ended September 26, 2004 as compared to $23.5 million (3.5% of revenues) for the same period in 2003.

Net interest expense was $3.3 million for the nine months ended September 26, 2004 as compared to $4.6 million in 2003, primarily due to the $625,000 benefit recorded pursuant to SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”, associated with a change in a joint venture operating agreement during 2004, which eliminated a mandatory purchase requirement and related liability. Lower average debt outstanding during the nine months of 2004 as compared to 2003 and a lower average effective interest rate for the 2004 outstanding debt also reduced net interest expense. The company’s effective income tax rate was 37.5% in both 2004 and 2003.

Cheese Costs

The cost of cheese has historically represented approximately 35% to 40% of our restaurant cost of sales.  In January 2000, Papa John’s Franchise Advisory Council initiated a program through the formation of BIBP that allows the cost of cheese to Papa John’s restaurants to be established on a quarterly basis.  The consolidation of BIBP, as a result of the adoption of FIN 46, results in the company-owned restaurant cost of sales reflecting the actual spot market price of cheese paid by BIBP.

The following table presents the actual average block market price for cheese and the BIBP block price by quarter for 2003 and as projected through the end of 2004 (based on the October 29, 2004 Chicago Mercantile Exchange (CME) milk futures market prices):

	2003		2004
	BIBP Block Price	Actual Block Price	BIBP Block Price	Actual Block Price

Quarter 1	$1.159	$1.115	$1.220	$1.426
Quarter 2	1.122	1.134	1.326	2.012
Quarter 3	1.242	1.536	1.556	1.528
Quarter 4	1.217	1.474	1.535	1.507	est.
Full Year	$1.185	$1.315	$1.409	$1.618	est.

Based on the projected CME milk futures market prices, and the actual fourth quarter 2004 and projected first, second and third quarter 2005 cheese costs to restaurants as determined by the BIBP pricing formula, the consolidation of BIBP is projected to increase the company’s operating income as follows (in thousands):

Quarter 4 - 2004	$952
Quarter 1 - 2005	4,062
Quarter 2 - 2005	4,083
Quarter 3 - 2005	2,410
$11,507

*   *   *   *

As of October 24, 2004, Papa John’s had 2,808 restaurants (567 company-owned and 2,241 franchised) operating in 49 states and 18 international markets. Papa John’s also franchises an additional 121 Perfect Pizza restaurants in the United Kingdom. For more information about the company, please visit www.papajohns.com.

Papa John’s International, Inc. and Subsidiaries

Consolidated Statements of Income

	Three Months Ended		Nine Months Ended
(In thousands, except per share amounts)	September 26, 2004	September 28, 2003	September 26, 2004	September 28, 2003
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Domestic:
Company-owned restaurant sales	$98,086	$98,877	$306,530	$308,491
Variable interest entities restaurant sales	4,904	—	9,949	—
Franchise royalties	12,093	11,922	37,124	36,919
Franchise and development fees	762	402	1,770	941
Commissary sales	90,738	88,896	274,889	272,812
Other sales	13,062	11,931	40,683	35,695
International:
Royalties and franchise and development fees	1,832	1,434	5,166	4,532
Restaurant and commissary sales	6,348	6,127	18,660	18,950
Total revenues	227,825	219,589	694,771	678,340

Costs and expenses:
Domestic Company-owned restaurant expenses:
Cost of sales	21,741	21,930	74,288	67,993
Salaries and benefits	31,657	33,024	97,814	100,601
Advertising and related costs	9,024	9,088	27,753	28,261
Occupancy costs	6,750	6,631	19,551	19,225
Other operating expenses	13,439	13,450	40,526	40,651
Total domestic Company-owned restaurant expenses	82,611	84,123	259,932	256,731

Variable interest entities restaurant expenses	4,103	—	8,784	—

Domestic commissary and other expenses:
Cost of sales	74,311	70,558	226,554	215,258
Salaries and benefits	7,165	7,339	21,364	21,741
Other operating expenses	14,031	15,525	43,231	44,240
Total domestic commissary and other expenses	95,507	93,422	291,149	281,239

Loss from the franchise cheese-purchasing program, net of minority interest	211	—	14,555	—

International operating expenses	5,319	5,321	15,527	16,264

General and administrative expenses	18,180	16,427	54,289	49,488
Provision for uncollectible notes receivable	103	229	339	1,030
Restaurant closure, impairment and disposition losses (gains)	(105)	4,211	62	4,693
Other general expenses (income)	266	426	1,653	(345)
Depreciation and amortization	7,774	7,741	23,152	23,458
Total costs and expenses	213,969	211,900	669,442	632,558

Operating income (loss)	13,856	7,689	25,329	45,782
Investment income	204	117	488	533
Interest expense	(1,479)	(1,585)	(3,775)	(5,152)
Income before income taxes and cumulative effect of a change in accounting principle	12,581	6,221	22,042	41,163
Income tax expense	4,718	2,333	8,266	15,436

Income before cumulative effect of a change in accounting principle	7,863	3,888	13,776	25,727
Cumulative effect of accounting change, net of tax	—	(413)	—	(413)
Net income	$7,863	$3,475	$13,776	$25,314

Basic earnings per common share:
Income before cumulative effect of a change in accounting principle	$0.47	$0.21	$0.79	$1.43
Cumulative effect of accounting change, net of tax	—	(0.02)	—	(0.02)
Basic earnings per common share	$0.47	$0.19	$0.79	$1.41

Earnings per common share - assuming dilution:
Income before cumulative effect of a change in accounting principle	$0.46	$0.21	$0.79	$1.42
Cumulative effect of accounting change, net of tax	—	(0.02)	—	(0.02)
Earnings per common share - assuming dilution	$0.46	$0.19	$0.79	$1.40

Basic weighted-average shares outstanding	16,793	17,931	17,343	17,918
Diluted weighted-average shares outstanding	16,917	18,035	17,537	18,019

Papa John’s International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)	September 26, 2004	December 28, 2003
	(Unaudited)	(Note)

Assets
Current assets:
Cash and cash equivalents	$13,462	$7,071
Accounts receivable	25,597	19,717
Inventories	21,766	17,030
Prepaid expenses and other current assets	11,628	11,590
Deferred income taxes	8,000	7,050
Total current assets	80,453	62,458

Investments	8,053	7,522
Net property and equipment	200,502	203,818
Notes receivable from franchisees and affiliates	5,680	11,580
Goodwill	51,233	48,577
Other assets	16,279	13,259
Total assets	$362,200	$347,214

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$29,157	$28,309
Income and other taxes	7,110	12,070
Accrued expenses	40,866	40,288
Current portion of debt	16,965	250
Total current liabilities	94,098	80,917

Unearned franchise and development fees	7,803	5,911
Long-term debt, net of current portion	87,522	61,000
Deferred income taxes	7,947	7,881
Other long-term liabilities	33,889	32,233
Total liabilities	231,259	187,942

Total stockholders’ equity	130,941	159,272
Total liabilities and stockholders’ equity	$362,200	$347,214

Note:         The balance sheet at December 28, 2003 has been derived from the audited consolidated financial statements at that date but does not include all information and footnotes required by generally accepted accounting principles for a complete set of financial statements.

Restaurant Progression

Papa John’s International, Inc.

	Three Months Ended September 26, 2004
	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Papa John’s restaurants
Beginning of period	566	1	1,984	220	2,771
Opened	1	—	29	23	53
Converted	—	—	—	—	—
Closed	—	—	(13)	(7)	(20)
Acquired	—	—	1	—	1
Sold	(1)	—	—	—	(1)
End of Period	566	1	2,001	236	2,804

	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Perfect Pizza restaurants
Beginning of period	—	—	—	124	124
Opened	—	—	—	—	—
Converted	—	—	—	—	—
Closed	—	—	—	(3)	(3)
Acquired	—	—	—	—	—
Sold	—	—	—	—	—
End of Period	—	—	—	121	121

	Three Months Ended September 28, 2003
	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Papa John’s restaurants
Beginning of period	585	5	2,004	203	2,797
Opened	1	—	13	5	19
Converted	—	—	—	—	—
Closed	—	—	(9)	(4)	(13)
Acquired	—	—	—	—	—
Sold	—	—	—	—	—
End of Period	586	5	2,008	204	2,803

	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Perfect Pizza restaurants
Beginning of period	—	—	—	141	141
Opened	—	—	—	1	1
Converted	—	—	—	—	—
Closed	—	—	—	(3)	(3)
Acquired	—	—	—	—	—
Sold	—	—	—	—	—
End of Period	—	—	—	139	139

Restaurant Progression

Papa John’s International, Inc.

	Nine Months Ended September 26, 2004
	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Papa John’s restaurants
Beginning of period	568	2	2,006	214	2,790
Opened	4	—	67	42	113
Converted	—	—	—	—	—
Closed	(5)	—	(73)	(21)	(99)
Acquired	—	—	1	1	2
Sold	(1)	(1)	—	—	(2)
End of Period	566	1	2,001	236	2,804

	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Perfect Pizza restaurants
Beginning of period	—	—	—	135	135
Opened	—	—	—	2	2
Converted	—	—	—	—	—
Closed	—	—	—	(16)	(16)
Acquired	—	—	—	—	—
Sold	—	—	—	—	—
End of Period	—	—	—	121	121

	Nine Months Ended September 28, 2003
	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Papa John’s restaurants
Beginning of period	585	9	2,000	198	2,792
Opened	6	—	38	22	66
Converted	—	—	—	—	—
Closed	(5)	(1)	(30)	(19)	(55)
Acquired	—	1	—	4	5
Sold	—	(4)	—	(1)	(5)
End of Period	586	5	2,008	204	2,803

	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Perfect Pizza restaurants
Beginning of period	—	—	—	144	144
Opened	—	—	—	2	2
Converted	—	—	—	—	—
Closed	—	—	—	(7)	(7)
Acquired	—	—	—	—	—
Sold	—	—	—	—	—
End of Period	—	—	—	139	139